MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

HALLADOR PETROLEUM COMPANY,

a Colorado corporation,

and

SUNRISE COAL, LLC,

an Indiana limited liability company

Dated as of July 31, 2006

1-LA/887883.7

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Other Defined Terms	7

ARTICLE II	REORGANIZATION	7
2.1	Purchase and Sale of the Sunrise Interests	7
2.2	Closing	8
2.3	Transactions to be Effected at the Closing	8

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SUNRISE	8
3.1	Organization and Good Standing	8
3.2	Capitalization	9
3.3	Sunrise Subsidiaries.	10
3.4	Authority and Enforceability	10
3.5	No Conflicts; Authorizations	11
3.6	Financial Statements.	11
3.7	No Undisclosed Liabilities	12
3.8	Coal Reserves	12
3.9	Accounts Receivable	12
3.10	Taxes.	13
3.11	Compliance with Law	13
3.12	Authorizations	14
3.13	Title to Personal Properties.	14
3.14	Condition of Tangible Assets	15
3.15	Real Property	15
3.16	Intellectual Property	16
3.17	Absence of Certain Changes or Events	17
3.18	Contracts	19
3.19	Litigation.	21
3.20	Employee Benefits	21
3.21	Labor and Employment Matters	24
3.22	Environmental.	25
3.23	Related Party Transactions	28
3.24	Insurance.	29
3.25	Books and Records	29
3.26	Brokers or Finders	30
3.27	No Illegal Payments	30
3.28	Suppliers and Customers	30
3.29	Bank Accounts	30
3.30	Powers of Attorney	30
3.31	Completeness of Disclosure	31

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF HALLADOR	31
4.1	Organization and Good Standing	31
4.2	Authority and Enforceability	31
4.3	No Conflicts; Authorizations	31
4.4	Purchase for Investment	32
4.5	Availability of Funds	32
4.6	Brokers or Finders	32

ARTICLE V	CERTAIN COVENANTS	32
5.1	Access to Information	32
5.2	Conduct of Businesses Pending Closing	32
5.3	No Solicitation of Transactions	34
5.4	Authorizations	34
5.5	Public Announcements	34
5.6	Non-Disclosure of Proprietary Data	35
5.7	Disclosure Schedule Update	35

ARTICLE VI	CONDITIONS TO THE OBLIGATIONS OF HALLADOR	35
6.1	Accuracy of Representations and Warranties	35
6.2	Performance	36
6.3	Absence of Governmental Orders	36
6.4	Certificates	36
6.5	Sunrise Members	36
6.6	Sunrise Required Consents	36
6.7	Articles of Organization	36
6.8	Sunrise Coal, Inc	36

ARTICLE VII	CONDITIONS TO THE OBLIGATIONS OF SUNRISE	36
7.1	Accuracy of Representations and Warranties	36
7.2	Performance	37
7.3	Absence of Governmental Orders	37
7.4	Officers’ Certificates	37
7.5	Operating Agreement	37

ARTICLE VIII	TERMINATION	37
8.1	Termination	37
8.2	Written Notice	38
8.3	Effect of Termination	38
8.4	Waiver	38
8.5	Nonsurvival of Representations and Warranties	38

ARTICLE IX	GENERAL PROVISIONS	38
9.1	Expenses, Taxes, Etc	38
9.2	Notices	38
9.3	Interpretation	39
9.4	Severability	40
9.5	Assignment	40
9.6	No Third-Party Beneficiaries	40
9.7	Amendment	40
9.8	No Other Remedies	40
9.9	Further Assurances	40
9.10	Mutual Drafting	40
9.11	Governing Law	40
9.12	Dispute Resolution	40
9.13	Counterparts	41
9.14	Entire Agreement	42

1-LA/887883.7	--

EXHIBITS:

EXHIBIT A CARLISLE MINE DEVELOPMENT BUDGET

EXHIBIT B FORM OF OPINION

EXHIBIT C FORM OF CONTRIBUTION AGREEMENT

SCHEDULES:

1.1 SUNRISE KNOWLEDGE PERSONS AND HALLADOR KNOWLEDGE PERSONS

SUNRISE DISCLOSURE SCHEDULE

1-LA/887883.7

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 31, 2006, by and between Hallador Petroleum Company, a Colorado corporation (“Hallador”) and Sunrise Coal, LLC, an Indiana limited liability company (“Sunrise”).

RECITALS

A. The Sunrise Members hold all of the currently issued membership interests in Sunrise.

B. The Sunrise Members have approved, and deem it advisable and in the best interest of Sunrise, for Sunrise to issue the Sunrise Interests (defined below).

C. Sunrise desires to sell the Sunrise Interests to Hallador and Hallador desires to purchase the Sunrise Interests from Sunrise, upon the terms and subject to the conditions set forth in this Agreement and the Operating Agreement.

D. In furtherance of this Agreement, the Sunrise Members and Hallador have entered into that certain Amended and Restated Operating Agreement of Sunrise Coal, LLC, dated as of the date hereof (the “Operating Agreement”).

E. Sunrise and Hallador desire to make certain representations, warranties, covenants and agreements in connection with the Operating Agreement and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” has the meaning specified in Section 2.1.

“Action” means any claim, action, suit or arbitration, or any other proceeding, in each instance by or before any Governmental Authority or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

“Agreement” means this Membership Interest Purchase Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

“Agreement Date” means July 31, 2006.

“Antitrust Authorities” has the meaning specified in Section 5.4(b).

“Audited Financial Statements” has the meaning specified in Section 3.6(a).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Balance Sheet” has the meaning specified in Section 3.6(b).

“Balance Sheet Date” has the meaning specified in Section 3.6(b).

“Benefit Plan” has the meaning specified in Section 3.20(a).

“Books and Records” means all of the following which pertain to the conduct of the Sunrise Business: books, records, manuals and other materials, accounting books and records, continuing property records for property, plant and equipment, files, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, manufacturing and quality control records and procedures, blueprints, research and development files, data and laboratory books, patent and trademark files and disclosures, media materials and plates, sales order files, litigation files, deeds, easements and other instruments relating to the Real Property, any Tax Returns filed by Sunrise, including all work papers and calculations in support of such Tax Returns, and any comparable information with respect to predecessors of Sunrise to the extent available.

“CERCLA” has the meaning specified in Section 3.22(a)(iv).

“Charter Documents” means a company’s certificate of formation, articles of organization, articles of incorporation, certificate of incorporation, bylaws, limited liability company operating agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Closing” means the closing of the transactions contemplated by this Agreement as specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Coal Reserves” has the meaning specified in Section 3.8(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations of the IRS thereunder.

“Consents” means all consents, waivers, assignments and other approvals and actions.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Encumbrance” means any interest (including any security interest), pledge, mortgage, lien, charge, adverse claim or other right of third Persons.

“Environment” has the meaning specified in Section 3.22(a)(i).

“Environmental Action” has the meaning specified in Section 3.22(a)(ii).

“Environmental Clean-Up Site” has the meaning specified in Section 3.22(a)(iii).

“Environmental Laws” has the meaning specified in Section 3.22(a)(iv).

“Environmental Liabilities” has the meaning specified in Section 3.22(a)(v).

“Environmental Permit” has the meaning specified in Section 3.22(a)(vi).

“ERISA” has the meaning specified in Section 3.20(a).

“ERISA Affiliate” has the meaning specified in Section 3.20(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Financial Statements” has the meaning specified in Section 3.6(a).

“GAAP” means U.S. generally accepted accounting principles, unless expressly described otherwise.

“Governmental Authority” means any international, national, Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hallador” has the meaning specified in the preamble.

“Hallador Note” means that certain Promissory Note dated June 1, 2006 issued by Sunrise in favor of Hallador in the original principal amount of up to $5,000,000.

“Hazardous Substances” has the meaning specified in Section 3.22(a)(vii).

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Initial Cash Payment” means the initial payment of the Purchase Price in an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), to be made by Hallador to Sunrise on the Closing Date.

“Intellectual Property” has the meaning specified in Section 3.16.

“Interim Balance Sheet” has the meaning specified in Section 3.6(b).

“Interim Balance Sheet Date” has the meaning specified in Section 3.6(b).

“Interim Financial Statements” has the meaning specified in Section 3.6(a).

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge after due inquiry of only the Persons listed on Schedule 1.1. Anything herein to the contrary notwithstanding, no Person listed on any of such schedules shall have any personal Liability with respect to any of the matters set forth in this Agreement or any representation or warranty herein being or becoming untrue, inaccurate or incomplete, except to the extent such Person may be liable hereunder as a Sunrise Member.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.15(a).

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent or mature or unmatured.

“Material Adverse Effect” means any event(s) with respect to, change(s) in, or effect(s) on, a Person which, individually or in the aggregate, is reasonably likely to be adverse to the business, results of operations or financial condition of such Person in a manner that is material to such Person, excluding any such events, changes or effects resulting from or arising in connection with (i) changes or conditions generally affecting the coal industry or (ii) changes or conditions generally affecting the U.S. economy or financial markets.

“Material Contracts” has the meaning specified in Section 3.18(b).

“Other Antitrust Laws” has the meaning specified in Section 3.5(b).

“Operating Agreement” has the meaning specified in the recitals to this Agreement.

“Outstanding Interests” has the meaning specified in Section 3.2(b).

“Owned Real Property” has the meaning specified in Section 3.15(a).

“PCBs” has the meaning specified in Section 3.22(i).

“Pension Plan” has the meaning specified in Section 3.20(b).

“Permitted Liens” means any (a) mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business which are not delinquent and which in the aggregate are not material in amount, and do not interfere with the present use of the assets of the Sunrise Entities to which they apply; (b) liens for current Taxes and assessments not yet due and payable; and (c) the title and other interests of lessors under capital or operating leases or of licensors under licenses or royalty agreements; and (d) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

“Policies” has the meaning specified in Section 3.24(a).

“Purchase Price” has the meaning specified in Section 2.1.

“RCRA” has the meaning specified in Section 3.22(a)(iv).

“Real Property” has the meaning specified in Section 3.15(a).

“Release” has the meaning specified in Section 3.22(a)(viii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the SEC thereunder.

“Sunrise” has the meaning specified in the preamble.

“Sunrise Business” means the Sunrise Entities’ business of owning, operating and developing coal mines.

“Sunrise Disclosure Schedule” means the Disclosure Schedule dated as of the Agreement Date, as amended in accordance with this Agreement, as delivered to Hallador by Sunrise and forming a part of this Agreement.

“Sunrise Entities” means, collectively, Sunrise and the Sunrise Subsidiaries.

“Sunrise Interests” means the additional membership interests to be issued by Sunrise and purchased by Hallador, which shall be made up of 60 Common Units and the right to receive the Preferred Return, as those terms are defined in the Operating Agreement.

“Sunrise Members” means the parties listed on Schedule 3.2 hereof.

“Sunrise Required Consents” means those consents, waivers, approvals, orders and authorizations of, notices to, and registrations, declarations, designations, qualifications and filings with, Governmental Authorities and third Persons, domestic or foreign, (a) set forth in Sunrise Disclosure Schedule Section 3.5(b), (b) required in order to eliminate the items set forth in Sunrise Disclosure Schedule Section 3.5(a) from such section, (c) that otherwise are necessary in order to make the representations and warranties set forth in Section 3.5 true and correct as of the Closing Date and (d) with respect to financings of the Sunrise Entities, set forth on Sunrise Disclosure Schedule Section 1.1.

“Sunrise Subsidiaries” means, collectively, the Persons in which Sunrise has a direct or indirect equity or ownership interest in excess of 10%.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

1.2  Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

ARTICLE II
REORGANIZATION

2.1  Purchase and Sale of the Sunrise Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sunrise shall sell to Hallador, and Hallador shall purchase from Sunrise, the Sunrise Interests free and clear of all Encumbrances. The aggregate purchase price for the Sunrise Interests consists of the Initial Cash Payment and the additional capital contributions to be made to Sunrise by Hallador pursuant to the Hallador Capital Commitment as set forth in the Operating Agreement (the “Purchase Price”). The purchase and sale of the Sunrise Interests is referred to in this Agreement as the “Acquisition.”

2.2  Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VI and Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, Los Angeles, California, at 9:00 a.m., local time (a) on July 31, 2006, or (b) at such other date, time or place as the parties hereto may agree upon in writing. The date on which the transactions contemplated by Section 2.1 hereof are consummated is referred to herein as the “Closing Date.”

2.3  Transactions to be Effected at the Closing.

2.3.1  At the Closing Hallador shall deliver to Sunrise (i) the Initial Cash Payment in immediately available funds by deposit to an account of Sunrise at Old National Bank, (ii) a certificate of Hallador, dated the Closing Date, certifying as to the matters requested by Sunrise pursuant to Section 7.4, (iii) the cancelled Hallador Note and (iv) all other documents, instruments or certificates required to be delivered by Hallador at or prior to the Closing pursuant to Article VII.

2.3.2  At the Closing Sunrise shall deliver to Hallador (i) payment in cash in full of the outstanding principal amount of the Hallador Note plus all accrued interest thereon in an amount equal to Five Million Forty Three Thousand Five Hundred Twenty Eight Dollars and Seventy Seven Cents ($5,043,528.77) by deposit of immediately available funds into an account of Hallador at Old National Bank, (ii) certificates for the Sunrise Interests, (iii) certificates of Sunrise dated the Closing Date, certifying as to the matters requested by Hallador pursuant to Sections 6.4 and 6.5, (iv) an opinion or opinions of Krieg DeVault LLP substantially in the form attached hereto as Exhibit B, (v) all other documents and instruments necessary to vest in Hallador all of Sunrise’s right, title and interest in and to the Sunrise Interests, free and clear of all Encumbrances, and (iv) all other documents, instruments or certificates required to be delivered by Sunrise at or prior to the Closing pursuant to Article VI.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SUNRISE

Sunrise represents and warrants to Hallador as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the Sunrise Disclosure Schedule. The Sunrise Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III, but the disclosures in any Section of the Sunrise Disclosure Schedule shall qualify any other Section in Article III to the extent each disclosure specifically references such other Section; provided, however, that the mere inclusion of an item in the Sunrise Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sunrise that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to Sunrise.

3.1  Organization and Good Standing.

(a)  Each of the Sunrise Entities is a limited liability company, validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign Person in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Sunrise Disclosure Schedule lists each jurisdiction in which the Sunrise Entities are qualified to do business.

(b)  Each of the Sunrise Entities has complied with and is not in default under its Charter Documents. The Charter Documents of the Sunrise Entities in the forms attached to the Sunrise Disclosure Schedule are the Charter Documents of each Sunrise Entity as in effect on the date of this Agreement and as of the Closing Date.

3.2  Capitalization.

(a)  The outstanding membership interests in Sunrise will, upon issuance of the Sunrise Interests to Hallador, consist of one hundred (100) Common Units (as defined in the Operating Agreement) and the rights to receive the Preferred Return as provided in the Operating Agreement. All of the Outstanding Interests were and the Sunrise Interests will be issued in compliance with all applicable federal and state securities Laws. The Sunrise Interests will be issued to Hallador free and clear of all Encumbrances, other than pursuant to the Operating Agreement.

(b)  Schedule 3.2 contains a true and complete list of the record holders of the membership interests in Sunrise outstanding as of the date hereof (the “Outstanding Interests”) and sets forth the full name, current address and number of Outstanding Interests owned by each.

(c)  Except for the Outstanding Interests, Sunrise does not have outstanding equity securities of any kind. Except for this Agreement and the Operating Agreement, Sunrise is not party to any Contract obligating Sunrise, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Sunrise.

(d)  None of the Outstanding Interests were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. Sunrise is not party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which Sunrise is not a party. Sunrise does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e)  Sunrise has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of Sunrise to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of Sunrise’s securities.

(f)  Sunrise does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3  Sunrise Subsidiaries.

(a)  The Sunrise Disclosure Schedule contains a true and complete list of the Sunrise Subsidiaries and sets forth with respect to each such Sunrise Subsidiary the jurisdiction of formation, the authorized and outstanding ownership interests of such Sunrise Subsidiary, the owner(s) of record of such outstanding ownership interests, and the federal, state and local tax classification of such Sunrise Subsidiary. All of the outstanding ownership interests of each Sunrise Subsidiary are owned by Sunrise free and clear of all Encumbrances.

(b)  Each Sunrise Subsidiary is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(c)  Other than the ownership interests set forth in the Sunrise Disclosure Schedule, no Sunrise Subsidiary has outstanding securities of any kind. No Sunrise Subsidiary is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Sunrise Subsidiary has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(d)  No Sunrise Subsidiary has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)  Other than the Subsidiaries set forth in the Sunrise Disclosure Schedule, none of the Sunrise Entities, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

(f)  There are no obligations, contingent or otherwise, of any Sunrise Entity to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

3.4  Authority and Enforceability. Sunrise has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sunrise and the consummation by Sunrise of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Sunrise and, assuming due authorization, execution and delivery by Hallador, constitutes the valid and binding obligation of Sunrise, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Operating Agreement has been duly authorized by the Sunrise Members.

3.5  No Conflicts; Authorizations.

(a)  Except as set forth in the Sunrise Disclosure Schedule, the execution and delivery of this Agreement by Sunrise does not, and the performance by Sunrise of its obligations hereunder and the consummation by Sunrise of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any Sunrise Entity, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which any of the Sunrise Entities is a party, (B) of which any of the Sunrise Entities is a beneficiary or (C) by which any of the Sunrise Entities or any of their respective assets is bound, or (iii) assuming compliance by the Sunrise Entities with the matters referred to in Section 3.5(b), violate or conflict with any Law, Authorization or Governmental Order applicable to any of the Sunrise Entities, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Governmental Order.

(b)  No Authorization or Governmental Order of, registration, declaration or filing with, or notice to any Governmental Authority or other Person, is required to be made, obtained, performed or given to or with respect to any of the Sunrise Entities in connection with the execution and delivery of this Agreement.

3.6  Financial Statements.

(a)  True and complete copies of the Sunrise Entities’ unaudited consolidated financial statements consisting of the consolidated balance sheet of the Sunrise Entities as at December 31, 2005 and the related statements of income and retained earnings, members’ equity and cash flow for the year then ended (the “Annual Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Sunrise Entities as at June 30, 2006 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), are included in the Sunrise Disclosure Schedule.

(b)  The Financial Statements are true, complete and correct and have been prepared in accordance GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Sunrise Entities, and fairly present the financial condition of the Sunrise Entities as of the respective dates they were prepared and the results of the operations of the Sunrise Entities for the periods indicated. The consolidated balance sheet of the Sunrise Entities as of December 31, 2005 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Sunrise Entities as of June 30, 2006 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each of the Sunrise Entities maintains a standard system of accounting established and administered in accordance with GAAP.

(c)  There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Sunrise Entities’ internal controls.

3.7  No Undisclosed Liabilities. The Sunrise Entities have no Liabilities except (a)those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which do not, individually or in the aggregate, equal to or more than $10,000.

3.8  Coal Reserves.

(a)  The Sunrise Entities reserve estimates of measured, indicated and inferred reserves (as defined in United States Geological Survey Circular 891) (the “Coal Reserves”) are set forth on Section 3.8 of the Sunrise Disclosure Schedule.

(b)  The Sunrise Entities possess the legal rights to access and extract coal from the Coal Reserves.

(c)  None of the Coal Reserves are within an area designated as unsuitable for mining activities or under study for designation as unsuitable for mining activities under the Federal Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201, et seq. or analogous state laws.

(d)  The Coal Reserves can be mined utilizing approved methods and procedures commonly used by competent mine operators in the region.

3.9  Accounts Receivable. The accounts receivable of the Sunrise Entities as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set offs or counterclaims, and (c) collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Sunrise Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of accounts receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Sunrise Entities. The allowance for collection losses on the Interim Balance Sheet and, with respect to accounts receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Sunrise Entities, have been determined in accordance with GAAP consistent with past practice. The accounts receivable existing as of the Closing Date will be collectible within 90 days after billing at the full recorded amount thereof net of the reserves shown on the accounting records of the Sunrise Entities as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the accounts receivable reflected therein).

3.10  Taxes.

(a)  Each of the Sunrise Entities has duly and timely filed all Tax Returns required to have been filed by or with respect to the Sunrise Entities and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Sunrise Entities (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Sunrise Entities has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b)  None of the Sunrise Entities is the beneficiary of any extension of time within which to file any Tax Return, nor has any of the Sunrise Entities made (or had made on its behalf) any requests for such extensions. None of the Sunrise Entities has waived (or, to the Knowledge of Sunrise, is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or, to the Knowledge of Sunrise, is subject to) any extension of time with respect to a Tax assessment or deficiency.

(c)  The Sunrise Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit. Except as set forth in the Sunrise Disclosure Schedule there is no Action now pending or, to the Knowledge of Sunrise, threatened against or with respect to the Sunrise Entities in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Sunrise Entities. Sunrise has delivered to Hallador correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sunrise Entities.

(d)  The Sunrise Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which any of the Sunrise Entities currently files Tax Returns. No claim has been made by an authority in a jurisdiction where any of the Sunrise Entities does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(e)  None of the Sunrise Entities (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise.

3.11  Compliance with Law.

(a)  Each of the Sunrise Entities has complied with each, and is not in material violation of, any applicable Law to which any of the Sunrise Entities or its business, operations, assets or properties is or has been subject.

(b)  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of any of the Sunrise Entities to comply with, any Law. Except as set forth in the Sunrise Disclosure Schedule, none of the Sunrise Entities has received notice regarding any such violation of, conflict with, or failure to comply with, any Law, except such violations, conflicts or failures to comply that (i) have been resolved, or (ii) cannot reasonably be expected to result in a Material Adverse Effect on Sunrise or its assets or properties.

3.12  Authorizations.

(a)  Except as set forth in the Sunrise Disclosure Schedule, each of the Sunrise Entities owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such Sunrise Entity in the conduct of its business free and clear of all Encumbrances. The Authorizations held by the Sunrise Entities are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

(b)  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of any of the Sunrise Entities to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. None of the Sunrise Entities has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. None of the Sunrise Entities is in default, nor has any of the Sunrise Entities received notice of any claim of default, with respect to any Authorization.

(c)  No Person other than one of the Sunrise Entities owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which any of the Sunrise Entities owns, possesses or uses in the operation of its business as now or proposed to be conducted.

3.13  Title to Personal Properties.

(a)  The Sunrise Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by any of the Sunrise Entities or otherwise used in the businesses of the Sunrise Entities as of the date of this Agreement, with a current fair market value in excess of $100,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to and annual payments under, the lease.

(b)  With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Sunrise Entities named on the Sunrise Disclosure Schedule have good and valid title to all of such properties and assets, free and clear of all Encumbrances other than Permitted Liens.

(c)  With respect to personal properties and assets that are leased, the Sunrise Entities named on the Sunrise Disclosure Schedule have a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. None of the Sunrise Entities nor any other party thereto is in violation of any of the terms of any such lease.

3.14  Condition of Tangible Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by any of the Sunrise Entities are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform, to the Knowledge of Sunrise, to all Laws and Authorizations relating to their construction, use and operation.

3.15  Real Property.

(a)  The Sunrise Disclosure Schedule contains (i) a list of all real property and interests in real property owned in fee by any of the Sunrise Entities (the “Owned Real Property”), and (ii) a list of all real property and interests in real property leased by any of the Sunrise Entities (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Real Property listed on the Sunrise Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Sunrise Entities as currently conducted and as proposed to be conducted.

(b)  With respect to each parcel of Owned Real Property:

(i)  One of the Sunrise Entities has good and marketable title to each such parcel of Owned Real Property free and clear of all Encumbrances, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights of way and other similar restrictions of record, none of which impairs the current or proposed use of such Owned Real Property.

(ii)  The legal description for such parcel of Owned Real Property contained in the deed thereof describes the property fully and accurately. All buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property are located within the boundary lines of such Owned Real Property and do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property. No structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property.

(iii)  The Sunrise Entities have provided (or made available) to Hallador copies of the deeds and other instruments (as recorded) by which the Sunrise Entities acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any of the Sunrise Entities relating thereto.

(iv)  There are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, or any portion thereof or interest therein.

(c)  With respect to Leased Real Property, the Sunrise Entities have delivered (or made available) to Hallador a true and complete copy of every lease and sublease pursuant to which any of the Sunrise Entities is a party or by which any of them is bound. The applicable Sunrise Entity has peaceful, undisturbed and exclusive possession of the Leased Real Property.

(d)  The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict, or impair, the use of the Real Property for purposes of the business. None of the Sunrise Entities has received any notice from any Governmental Authority or other Person that the Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules.

(e)  No Governmental Authority having the power of eminent domain over the Real Property has commenced or, to the Knowledge of Sunrise, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to the Knowledge of Sunrise, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof. None of the Sunrise Entities has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(f)  The Real Property and all present uses and operations of the Real Property comply with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The continued use, occupancy and operation of the Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(g)  The Real Property is in suitable condition for the businesses of the Sunrise Entities as currently conducted and as proposed to be conducted. Each of the Sunrise Entities has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

(h)  No Person other than a Sunrise Entity is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than a Sunrise Entity the right of use or occupancy of the Real Property or any portion thereof. To the Knowledge of Sunrise, no easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

3.16  Intellectual Property.

(a)  The Sunrise Disclosure Schedule contains an accurate and complete list of (b) all patents throughout the world, (c) all trademarks, trade names and service marks and applications therefore throughout the world, (d) all copyrights and applications therefor throughout the world, (e) all software and computer programs, and (f) all licenses relating to patents, patent rights, know how, trade secrets, trademarks, trade names, service marks, software and computer programs or other intellectual property, in each case issued to or used or held for use by the Sunrise Entities in the operation of the Sunrise Business (collectively, the “Intellectual Property”; provided, however, that the Sunrise Disclosure Schedule need not contain any Intellectual Property consisting of “off-the shelf” software or computer programs). Except as set forth in the Sunrise Disclosure Schedule, the Sunrise Entities are the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any Encumbrances, other than Permitted Liens), the Intellectual Property. To the Knowledge of Sunrise, the use of any such Intellectual Property in the conduct of the Sunrise Business as presently conducted does not violate any rights of any third Person. The Sunrise Entities have not received written notice that the use of any such Intellectual Property in the conduct of the Sunrise Business as presently conducted violates any rights of any third Person.

3.17  Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)  there has not been any material adverse change in the business, financial condition, operations, prospects or results of operations of the Sunrise Entities taken as a whole;

(b)  None of the Sunrise Entities has amended or otherwise modified its Charter Documents;

(c)  None of the Sunrise Entities has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities other than customary distributions intended to enable the Sunrise Members to satisfy Tax liabilities associated with their respective allocable shares of Sunrise taxable income as determined pursuant to Section 702 and 704 of the Code and any similar provisions of state or local law and in all events agreed to by Hallador;

(d)  None of the Sunrise Entities has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities;

(e)  None of the Sunrise Entities has altered any term of any outstanding securities;

(f)  None of the Sunrise Entities has (i) increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement;

(g)  None of the Sunrise Entities has sold, leased, transferred or assigned any property or assets of the Sunrise Entities, except for the sale of inventory, in each case in the ordinary course of business consistent with past practice;

(h)  None of the Sunrise Entities has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;

(i)  None of the Sunrise Entities has incurred any material Liability or created or assumed any Encumbrance on any asset, except for Permitted Liens, Encumbrances arising under lease financing arrangements existing as of the Balance Sheet Date and Encumbrances for taxes not yet due and payable with respect to which the Sunrise Entities maintain adequate reserves;

(j)  None of the Sunrise Entities has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)  None of the Sunrise Entities has entered into any Material Contract;

(l)  (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m)  None of the Sunrise Entities has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Intellectual Property;

(n)  there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any of the Sunrise Entities;

(o)  there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of any of the Sunrise Entities are subject;

(p)  None of the Sunrise Entities has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect as of the date when made;

(q)  there has not been any material damage, destruction or loss with respect to the property and assets of any of the Sunrise Entities, whether or not covered by insurance;

(r)  None of the Sunrise Entities has made any change in accounting practices; or

(s)  None of the Sunrise Entities has agreed, whether in writing or otherwise, to do any of the foregoing.

3.18  Contracts.

(a)  The Sunrise Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which any of the Sunrise Entities is a party or is subject, or by which any of their respective assets are bound:

(i)  for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by any of the Sunrise Entities of $50,000 or more, or (B) aggregate payments by any of the Sunrise Entities of $250,000 or more;

(ii)  (A) for the sale by any of the Sunrise Entities of materials, supplies, goods, services, equipment or other assets, and that involves (1) a specified annual minimum dollar sales amount by any of the Sunrise Entities of $50,000 or more, or (2) aggregate payments to any of the Sunrise Entities of $50,000 or more, or (B) pursuant to which any of the Sunrise Entities received payments of more than $100,000 in the year ended 2006 or expects to receive payments of more than $100,000 in the year ending 2006;

(iii)  that requires any of the Sunrise Entities to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)  pursuant to which (A) any of the Sunrise Entities purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of any of the Sunrise Entities;

(v)  that continues over a period of more than six months from the date hereof, other than arrangements disclosed pursuant to the preceding subparagraphs (i) and (ii);

(vi)  that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by any of the Sunrise Entities without liability to such Sunrise Entity;

(vii)  that is a partnership, joint venture or similar Contract;

(viii)  that is a distribution, dealer, representative or sales agency Contract;

(ix)  that is a (A) lease or sublease pursuant to which any of the Sunrise Entities is a party or by which any of them is bound or (B) Contract for the lease of personal property, in either case which provides for payments to or by any of the Sunrise Entities in any one case of $5,000 or more annually or $10,000 or more over the term of the lease;

(x)  which provides for the indemnification by any of the Sunrise Entities of any Person, the undertaking by any of the Sunrise Entities to be responsible for consequential damages, or the assumption by any of the Sunrise Entities of any Tax, environmental or other Liability;

(xi)  with any Governmental Authority;

(xii)  that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii)  for a charitable or political contribution in any one case in excess of $1,000 or any such Contracts in the aggregate greater than $5,000;

(xiv)  for any capital expenditure or leasehold improvement in any one case in excess of $100,000 or any such Contracts in the aggregate greater than $500,000;

(xv)  that restricts or purports to restrict the right of any of the Sunrise Entities to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xvi)  that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xvii)  that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xviii)  that is otherwise material to the Sunrise Entities as a whole and not previously disclosed pursuant to this Section 3.18.

(b)  Each Contract required to be listed in Section 3.18(a) of the Sunrise Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)  None of the Sunrise Entities is, and to the Knowledge of Sunrise, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and none of the Sunrise Entities has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To the Knowledge of Sunrise, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Sunrise Material Contract.

(d)  The Sunrise Entities have provided (or made available) accurate and complete copies of each Material Contract to Hallador.

(e)  All Contracts other than Material Contracts to which any of the Sunrise Entities is a party or is subject, or by which any of their respective assets are bound are in all material respects valid and enforceable in accordance with their terms. None of the Sunrise Entities is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by any of the Sunrise Entities, except in either case where any such default or defaults could not reasonably be expected have, individually or in the aggregate, a material adverse effect on any of the Sunrise Entities taken as a whole.

3.19  Litigation.

(a)  There is no Action pending or, to the Knowledge of Sunrise, threatened (i) against or affecting any of the Sunrise Entities or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. To the Knowledge of Sunrise, there is no Action against any current or former director or employee of any of the Sunrise Entities with respect to which any of the Sunrise Entities has or is reasonably likely to have an indemnification obligation.

(b)  There is no unsatisfied judgment, penalty or award against or affecting any of the Sunrise Entities or any of their respective properties or assets. There is no Governmental Order to which any of the Sunrise Entities or any of their respective properties or assets are subject.

3.20  Employee Benefits.

(a)  The Sunrise Disclosure Schedule sets forth a complete and accurate list of all Benefit Plans. A current, accurate and complete copy of each Benefit Plan has been provided to Hallador. None of the Sunrise Entities has any intent or commitment to create any additional Benefit Plan or amend any Benefit Plan. “Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, Sunrise Members awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by any of the Sunrise Entities or any ERISA Affiliate, or with respect to which the Sunrise Entities or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the any of the Sunrise Entities, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b)  Each Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Benefit Plan. Each Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)  None of any Sunrise Entity, any ERISA Affiliate or any trustee or agent of any Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject any Sunrise Entity, any ERISA Affiliate or any trustee or agent of any Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)  There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived. To the Knowledge of Sunrise, no condition exists which could subject any of the Sunrise Entities to a penalty under Section 4071 of ERISA.

(e)  None of any Sunrise Entity or any ERISA Affiliate is, or has been, party to any “multi employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)  True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Hallador.

(g)  With respect to each Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of Sunrise, threatened against any Benefit Plan, any Sunrise Entity, any ERISA Affiliate or any trustee or agent of any Benefit Plan.

(h)  With respect to each Benefit Plan to which any Sunrise Entity or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(i)  Full payment has been made of all amounts which any Sunrise Entity or any ERISA Affiliate was required to have paid as a contribution to any Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Sunrise Benefit Plan ended prior to the date of this Agreement.

(j)  Each Benefit Plan is, and its administration is and has been during the six year period preceding the date of this Agreement, in compliance with, and none of any Sunrise Entity nor any ERISA Affiliate has received any claim or notice that any such Sunrise Benefit Plan is not in compliance with, all applicable Laws and Governmental Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)  None of any Sunrise Entity nor any ERISA Affiliate is in default in performing any of its contractual obligations under any Sunrise Benefit Plans or any related trust agreement or insurance contract.

(l)  There are no material outstanding Liabilities of any Benefit Plan other than Liabilities for benefits to be paid to participants in any Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(m)  Subject to ERISA and the Code, each Benefit Plan may be amended, modified, terminated or otherwise discontinued by a Sunrise Entity or an ERISA Affiliate at any time without liability.

(n)  No Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o)  The sale of the Sunrise Interests will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of any of the Sunrise Entities to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by Sunrise or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(p)  With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of any Sunrise Entity or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q)  Each Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by any Sunrise Entity or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

3.21  Labor and Employment Matters.

(a)  The Sunrise Disclosure Schedule sets forth (i) (A) a list of all managers, directors, employees, contractors and consultants of the Sunrise Entities (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such manager, director, employee, contractor and consultant in the years ending 2005 and as of July 1, 2006, and (ii) a list of all former managers, directors, employees, contractors and consultants of Sunrise and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such manager, director, employee, contractor and consultant. All managers, directors, employees, contractors and consultants of the Sunrise Entities may be terminated by the relevant Sunrise Entity at any time with or without cause and without any severance or other Liability to the Sunrise Entities.

(b)  None of the Sunrise Entities is a party or subject to any labor union or collective bargaining Contract. There have not been and there are not pending or, to the Knowledge of Sunrise, threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of any of the Sunrise Entities. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of Sunrise, threatened before the National Labor Relations Board. To the Knowledge of Sunrise, no event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)  Each of the Sunrise Entities has complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Sunrise Entities has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)  Each of the Sunrise Entities has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)  None of the Sunrise Entities is a party to any Contract which restricts any of the Sunrise Entities from relocating, closing or terminating any of its operations or facilities or any portion thereof. None of the Sunrise Entities have since December 31, 2005 effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of any of the Sunrise Entities, except in accordance with the WARN Act. The consummation of the Acquisition will not create liability for any act by any of the Sunrise Entities on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f)  Each of the Sunrise Entities has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Sunrise Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Sunrise Entities who are performing services for any of the Sunrise Entities in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Closing.

3.22  Environmental.

(a)  As used in this Agreement, the following words and terms have the following definitions:

(i)  “Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

(ii)  “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that any of the Sunrise Entities has incurred any Environmental Liability.

(iii)  “Environmental Clean up Site” means any location that is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)  “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, worker health and safety, mine safety, extraction of minerals, preservation, or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. Section 1201 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Federal Coal Mine Health and Safety Act of 1969, P.L. 91-173 and the Federal Mine Safety and Health Act of 1977, P.L. 95-164 (collectively, the “Mine Safety and Health Acts”); Title XI of the Organized Crime Control Act of 1970, 18 U.S.C. Ch. 40; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances or the extraction of minerals.

(v)  “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of any of the Sunrise Entities or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by any of the Sunrise Entities, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or disposal of Hazardous Substances at any location.

(vi)  “Environmental Permit” means any Authorization under Environmental Law, and includes any and all Governmental Orders issued or entered into by a Governmental Authority under Environmental Law.

(vii)  “Hazardous Substances” means all explosive or radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum, petroleum hydrocarbons, or petroleum products (including crude oil or any fraction thereof), petroleum by-products, asbestos or asbestos-containing materials, and any other materials, chemicals, substances, or wastes in any amount or concentration, which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous materials,” hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” “wastes,” “contaminants,” or words of similar import, under any Environmental Law.

(viii)  “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into or in the Environment.

(b)  Each of the Sunrise Entities has secured, and is in material compliance with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Authority issuing such Environmental Permit, is set forth in the Sunrise Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the Acquisition. Each of the Sunrise Entities has been, and are currently, in material compliance with all Environmental Laws. Except as set forth in the Sunrise Disclosure Schedule, none of the Sunrise Entities has received notice alleging that it is not in such compliance with Environmental Laws.

(c)  There are no past, pending or, to the Knowledge of Sunrise, threatened Environmental Actions against or affecting any of the Sunrise Entities, and Sunrise is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against any of the Sunrise Entities.

(d)  None of the Sunrise Entities has entered into or agreed to any Governmental Order, and none of the Sunrise Entities is subject to any Governmental Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)  No Encumbrance has been attached to, or asserted against, the assets, property or rights of any of the Sunrise Entities pursuant to any Environmental Law, and, to the Knowledge of Sunrise, no such Encumbrance has been threatened. To the Knowledge of Sunrise, there are no facts, circumstances or other conditions that could be expected to give rise to any Encumbrances on or affecting any Real Property.

(f)  There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by any of the Sunrise Entities. No Hazardous Substances are present in, on, about or, to the Knowledge of Sunrise, migrating to or from any Real Property that could be expected to give rise to an Environmental Action against any of the Sunrise Entities.

(g)  None of the Sunrise Entities has received a CERCLA 104(e) information request nor has any of the Sunrise Entities been named a potentially responsible party for any Environmental Clean-up Site. None of the Sunrise Entities has received an analogous notice or request from any non U.S. Governmental Authority.

(h)  There are no active or abandoned aboveground storage tanks or underground storage tanks on, under or about the Real Property. Any aboveground or underground tanks previously situated on the Real Property or any other property currently or formerly owned, operated or leased by any of the Sunrise Entities have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(i)  To the Knowledge of Sunrise, there are no polychlorinated biphenyls (“PCBs”) leaking from any article, container or equipment on, under or about the Real Property and there are no such articles, containers or equipment containing PCBs. There is no asbestos containing material or lead based paint containing materials in at, on, under or within the Real Property.

(j)  None of the Sunrise Entities has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off site location which is an Environmental Clean up Site.

(k)  None of the Real Property is an Environmental Clean up Site.

(l)  The Sunrise Entities have paid all reclamation fees required by §402 of the Federal Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1232, and any analogous state law.

(m)  There are no claims for subsidence damage or diminution/contamination of water supplies as a result of mining operations pending against the Sunrise Entities.

(n)  None of the Sunrise Entities have had a mining bond or other analogous form of financial assurance under Environmental Laws forfeited by a Governmental Authority.

(o)  The Sunrise Entities have public liability insurance in force at their mining operations as required by §507(f) of the Federal Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1257, and analogous state law.

(p)  The Sunrise Entities have in force insurance to guarantee the payment of benefits for which they may be liable under the Mine Safety and Health Acts.

(q)  The Sunrise Entities have provided to Hallador true and complete copies of, or access to, all environmental, worker health and safety, and mine safety investigations, studies, audits, tests, reviews, reports and/or materials that have been prepared by or on behalf of any of the Sunrise Entities with respect to any of the Real Property or operations.

3.23  Related Party Transactions. Except as set forth in the Sunrise Disclosure Schedule, there are no Contracts of any kind, written or oral, entered into by any of the Sunrise Entities with, or for the benefit of, any officer, director or stockholder of any Sunrise Entity or any Affiliate of any of them, except in each case, for (a)employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Hallador and are listed on the Sunrise Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Benefit Plans of which copies have been provided to Hallador. None of such Persons has any material direct or indirect ownership interest in any firm or corporation with which any of the Sunrise Entities has a business relationship, or with any firm or corporation that competes with any of the Sunrise Entities (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director of any of the Sunrise Entities or member of his or her immediate family or greater than 5% stockholder of any Sunrise Entity or any Affiliate of any of them or any employee of any of the Sunrise Entities is directly or indirectly interested in any Material Contract.

3.24  Insurance.

(a)  The Sunrise Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Sunrise Entities or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for each Sunrise Entity during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)  The Sunrise Disclosure Schedule describes any self-insurance arrangement by or affecting any of the Sunrise Entities, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)  All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Sunrise Entities following the Closing and the consummation of the Acquisition. Such Policies provide adequate insurance coverage for the Sunrise Entities and their respective businesses, properties, assets and employees, and are sufficient for compliance with all Laws and Contracts to which any of the Sunrise Entities is a party or by which it is bound.

(d)  All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. None of the Sunrise Entities has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of any of the Sunrise Entities as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Knowledge of Sunrise, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. Sunrise has no knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

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3.25  Books and Records. The books, records and accounts of the Sunrise Entities accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Sunrise Entities. None of the Sunrise Entities has engaged in any transaction, maintained any bank account or used any of the funds of any of the Sunrise Entities other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Sunrise Entities are correct and complete, and have been maintained in accordance with sound business practices. There are no resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books. At the Closing, all of those books and records will be in the possession of Sunrise. At the Closing, Sunrise will deliver, or cause to be delivered, to Hallador or its designee all of the minute books of the Sunrise Entities.

3.26  Brokers or Finders. Except as set forth in the Sunrise Disclosure Schedule, there is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Sunrise Entities who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. No claim exists or will exist against the Sunrise Entities, based on any action by any of the Sunrise Entities, against Hallador for payment of any “topping,” “break up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.27  No Illegal Payments. None of the Sunrise Entities or any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to any of the Sunrise Entities, (a) made any unlawful domestic or foreign political contributions, (b)made any payment or provided services which were not legal to make or provide or which the Sunrise Entities or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.28  Suppliers and Customers. The Sunrise Disclosure Schedule sets forth (a) the names of the 10 suppliers with the greatest dollar volume of sales to the Sunrise Entities in the year ended December 31, 2005 and the six-month period ended June 30, 2006; (b) each supplier who constitutes a sole source of supply, or is otherwise material, to the Sunrise Entities; and (c) the names of the 10 customers with the greatest dollar volume of purchases from the Sunrise Entities in the year ended December 31, 2005 and the six-month period ended June 30, 2006. The relationship of the Sunrise Entities with each such supplier and customer are good commercial working relationships. Except as set forth on the Sunrise Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated, or, to the Knowledge of Sunrise, threatened to cancel or otherwise terminate, its relationship with the Sunrise Entities. None of the Sunrise Entities has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with such Sunrise Entity or limit its services, supplies or materials to the such Sunrise entity, as a result of the consummation of the Acquisition or otherwise.

3.29  Bank Accounts. The Sunrise Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which any of the Sunrise Entities has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.30  Powers of Attorney. Except as set forth in the Sunrise Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of any of the Sunrise Entities in favor of any Person.

3.31  Completeness of Disclosure. No representation or warranty by Sunrise in this Agreement, and no statement made by Sunrise in the Sunrise Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to Hallador pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HALLADOR

Hallador represents and warrants to Sunrise as of the date hereof and as of the Closing Date that the statements contained in this Article IV are true and correct.

4.1  Organization and Good Standing. Hallador is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign Person in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

4.2  Authority and Enforceability. Hallador has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Hallador. This Agreement has been duly executed and delivered by Hallador and, assuming due authorization, execution and delivery by Sunrise, constitutes the valid and binding obligation of Hallador, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3  No Conflicts; Authorizations.

4.3.1  The execution and delivery of this Agreement by Hallador does not, and the performance by Hallador of its obligations hereunder and the consummation by Hallador of the Acquisition will not, (i) violate the provisions of any of the Charter Documents of Hallador, (ii) violate any Contract to which Hallador is a party, (iii) to the knowledge of Hallador, violate any Law of any Governmental Entity applicable to Hallador on the date hereof, or (iv) to the knowledge of Hallador, result in the creation of any Encumbrances upon any of the assets owned or used by Hallador, except in each such case where such violation or Encumbrances would not reasonably be expected to impair materially the ability of Hallador to perform its obligations under this Agreement or consummate the Acquisition.

4.3.2  No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Hallador in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for (i) such filings as may be required under the HSR Act and the Other Antitrust Laws, or (ii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of Hallador to perform its obligations under this Agreement or consummate the Acquisition.

4.4  Purchase for Investment. The Sunrise Interests purchased by Hallador pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Hallador shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Sunrise Interests so acquired by it in violation of any of the registration requirements of the Securities Act or any state securities laws.

4.5  Availability of Funds. Hallador has cash available or has existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

4.6  Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hallador or any Affiliate of Hallador.

ARTICLE V
CERTAIN COVENANTS

5.1  Access to Information. (a) From the Agreement Date through the Closing Date, but subject to any rights of third Persons, upon reasonable notice, the Sunrise Entities shall (i) afford the officers, employees and authorized agents and representatives of Hallador reasonable access during normal business hours to the offices, properties and Books and Records of the Sunrise Entities and (ii) furnish to the officers, employees and authorized agents and representatives of Hallador such additional financial and operating data and other information regarding the assets, properties and Liabilities of the Sunrise Entities and the Sunrise Business (or legible copies thereof) as Hallador may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Sunrise Entities. Without limiting the generality of the foregoing, the Sunrise Entities shall cooperate fully with Hallador’s investigation of such assets, properties and Liabilities and the Sunrise Business and provide copies of such documents in its possession as Hallador may reasonably request to confirm the title to any and all properties or assets owned or leased by the Sunrise Entities. Sunrise shall not be responsible for any bodily injury suffered by any of the officers, employees or authorized agents and representatives of Hallador conducting any investigation of the Sunrise Entities’ assets and properties. No investigation by Hallador shall affect the representations and warranties of Sunrise.

5.2  Conduct of Businesses Pending Closing. From the Agreement Date through the Closing Date, except as set forth in Sunrise Disclosure Schedule Section 5.2, or as required by this Agreement or otherwise consented to or approved by the parties in writing, which consent or approval shall not be unreasonably withheld:

(a)  The Sunrise Entities shall operate the Sunrise Business only in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted. The Sunrise Entities shall use commercially reasonable efforts to (i) preserve the Sunrise Business; (ii) maintain the services of the present officers, employees, agents and independent contractors of the Sunrise Entities; (iii) maintain the assets of the Sunrise Business in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business; and (iv) maintain in effect insurance upon the assets of the Sunrise Entities and with respect to the conduct of the Sunrise Business in such amounts and of such kinds comparable in all material respects to that in effect on the Agreement Date.

(b)  The Sunrise Entities shall not:

(i)  amend the Charter Documents of any of the Sunrise Entities, except for the purpose of organizing entities for the purpose of acquiring land in the ordinary course of business;

(ii)  incur or assume or become subject to any additional Indebtedness, except in the ordinary course of business and consistent with past practices;

(iii)  declare or pay any dividend or make any other distribution to any of the Sunrise Members, other than distributions for payment of income Taxes due to the taxable income of the Sunrise Entities;

(iv)  redeem or otherwise acquire any shares or interest of capital stock or other equity of any Sunrise Entity or issue any capital stock or other equity of any Sunrise Entity or any option, warrant or right relating thereto or any securities exchangeable for or convertible into any such shares or equity;

(v)  permit or allow any Sunrise Entities’ assets or properties to be subject to any additional Encumbrance (other than Permitted Liens) or sell, transfer, lease or otherwise dispose of any such assets or properties, in each case except in the ordinary course of business and consistent with past practices;

(vi)  grant any increase in salaries or commissions payable or to become payable to any employee of the Sunrise Entities, or to any sales agent or representative of the Sunrise Entities, except normal periodic increases in salaries and commissions in accordance with the Sunrise Entities’ existing compensation practices;

(vii)  make any capital expenditure or commitment therefor for additions to property, equipment or facilities in excess of $100,000 in the aggregate per month, other than land acquisitions and expenditures associated with home building in the ordinary course of business and consistent with past practices, except as otherwise used in connection with the development of the Carlisle mine pursuant to the budget attached hereto as Exhibit A;

(viii)  license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any material Intellectual Property;

(ix)  terminate, renew, enter into or amend any Material Contract or contract or agreement which would qualify as a Material Contract;

(x)  establish or adopt any severance pay plan or arrangement with respect to, or for the benefit of, employees;

(xi)  make any change in any method of accounting or accounting practice or policy, other than those required by GAAP;

(xii)  engage in any transactions with a Sunrise Entity, other than transactions in the ordinary course and consistent with past practices; or

(xiii)  agree, whether in writing or otherwise, to do any of the foregoing.

5.3  No Solicitation of Transactions. From the Agreement Date through the Closing Date, none of the Sunrise Entities nor any of their representatives, Affiliates, directors, officers, employees, members, managers, subsidiaries or agents will solicit, consider, encourage or accept any inquiries, proposals or offers to acquire, or offer or sell, or agree to sell, any of the Outstanding Interests, the Sunrise Interests or the securities, assets or properties of any Sunrise Entities (other than sales of properties in the ordinary course of business consistent with past practices) or assist any third Person in preparing or soliciting such an inquiry, proposal or offer. The Sunrise Entities shall not have, and shall cause such representatives, Affiliates, directors, officers, employees, members, managers, subsidiaries and agents not to have, any discussions, conversations, negotiations or other communication with, or provide any information or data to, any Person(s) expressing an interest in making or effecting any such inquiry, proposal or offer.

5.4  Authorizations.

(a)  Each of Hallador and Sunrise as promptly as practicable after the Agreement Date, shall (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all statutes, laws, regulations and Governmental Orders applicable to it as may be required for it to consummate the transactions contemplated hereby and by the Ancillary Agreements in accordance with the terms of this Agreement and the Ancillary Agreements; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein.

(b)  Each party shall use its commercially reasonable efforts to satisfy the conditions to Closing applicable to it in Article VI and Article VII as soon as commercially practicable.

5.5  Public Announcements. Neither Sunrise nor Hallador shall make any public announcement with respect to this Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other party hereto. The foregoing notwithstanding, any such public announcement may be made if required by applicable statute, law, regulation, Governmental Order, the NASD or NASDAQ rule or listing agreement, provided that the party required to make such public announcement, to the extent reasonably possible, shall confer with the other party concerning the timing and content of such public announcement before the same is made.

5.6  Non-Disclosure of Proprietary Data. Each of the parties agrees that such party will not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data or confidential information concerning the business or policies of any Sunrise Entity or of Hallador obtained in connection with the negotiation, execution, or performance of this Agreement. The parties’ obligations under this Section 5.6 with respect to any trade secret or other proprietary data or confidential information of Hallador or the Sunrise Entities is independent of any obligations under the Confidentiality Agreement and shall survive the termination of this Agreement if this Agreement is terminated prior to Closing.

5.7  Disclosure Schedule Update. Sunrise will, from time to time prior to the Closing, promptly supplement or amend the Sunrise Disclosure Schedules with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Sunrise Disclosure Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date. Any disclosure pursuant to this Section 5.7 will be deemed to amend and supplement the Sunrise Disclosure Schedules and to have qualified the representations and warranties contained in this Agreement. If the items disclosed on such supplemented or amended Sunrise Disclosure Schedules have had or could reasonably be expected to have a Material Adverse Effect and Sunrise shall not have cured such existing or potential Material Adverse Effect within 10 days of such amended disclosure, then Hallador may, in accordance with Section 8.1, terminate this Agreement, after the expiration of the 10 day cure period, by written notice thereof to Sunrise; provided, however, that if Hallador does not exercise such right to terminate this Agreement within 5 business days thereafter, then (i) Hallador will be deemed to have waived any right to terminate this Agreement based upon such amendment and supplement, (ii) Hallador will be deemed to have accepted such amendment and supplement, and (iii) such amendment or supplement will be deemed to amend and supplement the Sunrise Disclosure Schedules, as applicable.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF HALLADOR

The obligations of Hallador to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

6.1  Accuracy of Representations and Warranties. The representations and warranties of Sunrise contained in Article III and taken as a whole shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects in respect of, or as of, such date or period.

6.2  Performance. The Sunrise Members and the Sunrise Entities shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

6.3  Absence of Governmental Orders. No temporary or permanent Governmental Order shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

6.4  Certificates. Sunrise shall have furnished Hallador with such certificates certifying as to compliance with the conditions set forth in this Article VI as may be reasonably requested by Hallador.

6.5  Sunrise Members. Each of the Sunrise Members shall have duly authorized and executed the Operating Agreement and the documents related thereto, including a contribution agreement between each such Sunrise Member and Sunrise in the form attached hereto as Exhibit C, and shall have delivered the same to Hallador. The Sunrise Members shall have duly authorized the issuance of the Sunrise Interests and the admittance of Hallador as a member of Sunrise. Each of the Sunrise Members that is a trust shall have executed and delivered to Hallador a certificate certifying as to the authority of the trustees to execute the Operating Agreement and that such trust is duly organized and validly existing under the Laws of the jurisdiction of its formation.

6.6  Sunrise Required Consents. The Sunrise Entities shall have obtained the Sunrise Required Consents.

6.7  Articles of Organization. The Sunrise Members shall have approved an amendment to the Articles of Organization of Sunrise that provides that Sunrise may be managed by one or more managers, and such amendment shall have been filed with and accepted by the Secretary of State of the State of Indiana.

6.8  Sunrise Coal, Inc. Any assets of Sunrise held in the name of Sunrise Coal, Inc. shall be transferred to Sunrise in a manner reasonably acceptable to Hallador and Sunrise Coal, Inc. shall be dissolved and withdrawn in accordance with the laws of the State of Indiana and all other relevant jurisdictions.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF SUNRISE

The obligations of Sunrise to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

7.1

7.1  Accuracy of Representations and Warranties. The representations and warranties of Hallador contained in Article IV and taken as a whole shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct in all material respects in respect of, or as of, such date, or period.

7.2  Performance. Hallador shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3  Absence of Governmental Orders. No temporary or permanent Governmental Order shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

7.4  Officers’ Certificates. Hallador shall have furnished Sunrise with such certificates of its officers certifying as to compliance with the conditions set forth in this Article VII as may be reasonably requested by Sunrise.

7.5  Operating Agreement. Hallador shall have duly authorized and executed the Operating Agreement and the documents related thereto and shall have delivered the same to Sunrise.

ARTICLE VIII
TERMINATION

8.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Hallador and Sunrise; or

(b)  by either Hallador, on the one hand, or Sunrise, on the other hand, if (i) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all reasonable efforts to remove such injunction, order or decree; or (ii) if the Closing shall not have occurred by August 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this subsection shall not be available to any party or parties whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c)  by Hallador, as a result of the breach in any material respect of any of the representations and warranties of the Sunrise contained in Article III or the failure by Sunrise to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Sunrise, provided that such breach or failure is not cured within 30 days of Sunrise’s receipt of a written notice from Hallador that such a breach or failure has occurred;

(d)  by Sunrise, as a result of the breach in any material respect of any of the representations and warranties of Hallador contained in Article IV or the failure by Hallador to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Hallador, provided that such breach or failure is not cured within 30 days of Hallador’s receipt of a written notice from Sunrise that such a breach or failure has occurred; or

(e)  in accordance with Section 5.7, by Hallador immediately upon written notice to Sunrise within the 5 business day period after the expiration of the 10 day cure period as provided therein.

8.2  Written Notice. In order to terminate this Agreement pursuant to Section 8.1, the party so acting shall give written notice of such termination to the other parties, specifying the grounds thereof.

8.3  Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement (other than Sections 9.1 and 9.12, which shall survive the termination hereof) shall become void and have no effect, with no liability on the part of any party or its Affiliates, directors, officers, employees, shareholders or agents in respect thereof; provided, however, that nothing in this Section 8.3 shall deprive Sunrise, on the one hand, and Hallador, on the other, from bringing any Action pursuant to Section 9.12 for breach of the Agreement by the other.

8.4  Waiver. At any time prior to the Closing, Hallador, on the one hand, and Sunrise, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

8.5  Nonsurvival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall expire at the earlier of the termination of this Agreement and the Closing Date, and thereafter Sunrise, Hallador, and all of their respective directors, managers, officers, employees and agents shall have no further liability with respect thereto.

ARTICLE IX
GENERAL PROVISIONS

9.1  Expenses, Taxes, Etc. Except as otherwise provided herein or in the Operating Agreement, each party shall pay all fees and expenses incurred by it in connection with this Agreement, the Operating Agreement and the transactions contemplated hereby and thereby; provided, however, that all sales, use, documentary, stamp and excise Taxes and all transfer, filing, recordation and similar Taxes and fees (including all real estate transfer Taxes and conveyance and recording fees, if any) incurred by any party or the Sunrise Entities in connection with this Agreement and the transactions contemplated hereby and thereby will be borne equally by Hallador, on the one hand, and Sunrise, on the other hand.

9.2  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by recognized overnight delivery service or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

(a)  if to Sunrise:

Sunrise Coal, LLC
                                    6641 State Road 46
                                    Terre Haute, Indiana 47802
                                    Attn: Brent Bilsland

Facsimile No.:
                                    with a copy to:

Kreig DeVault LLP
                                    One Indiana Square, Suite 2800
                                    Indianapolis, IN 46204-2017
                                    Attn: Michael Messaglia, Esq.

Facsimile No.: (317) 636-1507

(b)  if to Hallador:

Hallador Petroleum Company
                                    1660 Lincoln Street, Suite 2700
                                    Denver, CO 80264
                                    Attn: Victor Stabio

Facsimile No.: (303) 832-3013
                                    with a copy to:

Morgan, Lewis & Bockius LLP
                                    300 South Grand Avenue, Suite 2200
                                    Los Angeles, CA 90071
                                    Attn: Ingrid A. Myers, Esq.

Facsimile No.: (213) 612-2501

9.3  Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “herein” and “hereby” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. dollars. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

9.4  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
40

9.5  Assignment. This Agreement may not be assigned by operation of law or otherwise.

9.6  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights or remedies hereunder.

9.7  Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Sunrise and Hallador.

9.8  No Other Remedies. Except as provided in Sections 8.3 and 9.12, any and all remedies herein expressly conferred upon a party hereby are deemed exclusive of any other remedy conferred hereby or by law or equity on such party. Notwithstanding any provision hereof, neither party shall be liable hereunder for any incidental or consequential damages, damages for loss of profits or opportunities or exemplary or punitive damages, regardless of the circumstances from which such damages arose.

9.9  Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

9.10  Mutual Drafting. This Agreement is the joint product of Hallador and Sunrise and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Hallador and Sunrise and shall not be construed for or against any party hereto.

9.11  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such State (without giving effect to such State’s choice of law principles).

9.12  Dispute Resolution. Any dispute, controversy or claim between the parties relating to, arising out of or in connection with this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance or breach or as to damages, including claims in tort, whether arising before or after the termination of this Agreement (any such dispute, controversy or claim being herein referred to as a “Dispute”), shall be settled without litigation and only by use of the following alternative dispute resolution procedure:

(a)  At the written request of Sunrise, on the one hand, or Hallador, on the other hand, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties’ representatives for purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in the arbitration.

(b)  If negotiations between the representatives of the parties do not resolve the Dispute within 60 days of the initial written request, the Dispute shall be submitted to binding arbitration by a panel of three arbitrators (each of which shall have at least ten years of experience in the industry in which the Sunrise Business operates or some material aspect thereof relating to the matter subject to arbitration) pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the “Rules”). Any party may demand such arbitration in accordance with the procedures set out in the Rules. Sunrise and Hallador shall each select one arbitrator, and the two arbitrators so selected shall select the third arbitrator. The arbitration shall take place in Denver, Colorado. The arbitration hearing shall be commenced within 60 days of such party’s demand for arbitration. The arbitrators shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. At the arbitration hearing, each party may make written and oral presentations to the arbitrators, present testimony and written evidence and examine witnesses. No party shall be eligible to receive, and the arbitrators shall not have the authority to award, incidental or consequential damages, damages for loss of profits or opportunities or exemplary or punitive damages. The arbitrators shall rule on the Dispute by issuing a written opinion within 30 days after the close of hearings. The arbitrators’ decision shall be binding and final. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

(c)  Each party will bear its own costs and expenses in submitting and presenting its position with respect to any Dispute to the arbitrators. Hallador, on the one hand, and Sunrise, on the other hand, shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association. Notwithstanding anything to the contrary in the foregoing, the prevailing party in the Dispute shall be entitled to recover its costs and reasonable attorneys’ fees.

9.13  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14  Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, including the Operating Agreement, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, among Sunrise, the Sunrise Members and Hallador with respect to the subject matter hereof.

1-LA/887883.7

IN WITNESS WHEREOF, Hallador and Sunrise have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HALLADOR PETROLEUM COMPANY,
a Colorado corporation

By: /S/VICTOR P. STABIO

                                                                       Name:  Victor P. Stabio

Title:    President and CEO

SUNRISE COAL, LLC,
an Indiana limited liability company

By: /S/BRENT BILSLAND

Name:  Brent Bilsland

Title:

{Signature page to Membership Interest Purchase Agreement}

SCHEDULE 1.1

SUNRISE KNOWLEDGE PERSONS:

Brent K. Bilsland
Ronald Laswell

HALLADOR KNOWLEDGE PERSONS:

Vic Stabio